Item 77Q1(b)

At the August 14, 2007 Regular Meeting of the Board of Trustees of Munder Series Trust (MST) and Munder
 Series Trust II (MST II), the Board approved the following resolutions, which authorized a change in the investment limitation for the Munder Energy Fund relating to foreign securities to impose a 25% restriction on such investments:

       RESOLVED, that, effective upon notice to shareholders, the changes to the investment limitations for each of the Energy Fund and the Healthcare Fund to limit investment in foreign securities to 25% of the applicable Funds assets be, and hereby are, approved; and further

       RESOLVED, that the appropriate officers of MST and MST II be, and each hereby is, authorized to prepare and file supplements or amendments to any registration statement, and to make any other federal or state filing, execute documents and take such other actions as may be necessary or appropriate to carry out the purposes and intent of the preceding resolutions, the execution and delivery of documents or taking of action to be conclusive evidence of the Boards approval.

Notice to shareholders of the Fund was provided in connection with the annual update of the Funds Prospectus, effective October 31, 2007.


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